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                         UNITED STATES

                 SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15 (d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):
November 10, 1998


                   United Security Bancorporation
         (Exact Name of Registrant as Specified in Charter)


          Washington           0-18561            91-1259511
          ----------           -------            ----------
(State or other jurisdiction   (Commission        (IRS
Employer Identi-
        of incorporation)       File Number)       fication
Number)

       9506 North Newport Highway, Spokane, Washington 99218-
1200
       -----------------------------------------------------
-----
            (Address of principal executive offices/Zip
Code)

   Registrant's telephone number, including area code:
(509) 467-6949
   ---------------------------------------------------------
----------


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                       UNITED SECURITY BANCORPORATION
Item 5.  Other Events

On November 10, 1998, United Security Bancorporation (USBN) entered into an Agreement and Plan of Merger (Merger Agreement) with Bancwest Financial Corporation (Bancwest) and its wholly-owned subsidiary, Bank of the West (Bank). Under the terms of the Merger Agreement, Bancwest will be merged with and into USBN, and the Bank will become a wholly-owned subsidiary of USBN.

The Merger Agreement provides that USBN's common stock will be exchanged for shares of Bancwest's common stock pursuant to a fixed exchange ratio, which will be adjusted to account for any net income Bancwest generates between January 1, 1999 and the date on which the merger is consummated. The aggregate value of the consideration is approximately $33.3 million.

In connection with the acquisition, USBN and Bancwest also entered into a Stock Option Agreement dated November 10, 1998 (Option Agreement) whereby Bancwest granted USBN an option to purchase 19.9% of Bancwest's common stock at a price of $45 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Bancwest's assets and/or voting control to third parties.

Consummation of the transaction is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of USBN and Bancwest. For information regarding the terms of the proposed transaction, reference is made to the Merger Agreement, the Option Agreement and the press release dated November 10, 1998, which are attached to this Report as Exhibits 2, 10 and 99, respectively, and incorporated by reference.

Item 7.  Financial Statements and Exhibits

     (a)  Financial statements-not applicable

     (b)  Pro forma financial information-not applicable

     (c)  Exhibits:

        (2) Agreement and Plan of Consolidation dated
November 10, 1998

       (10) Stock Option Agreement dated November 10, 1998

       (99) Press Release issued by USBN, dated November 10,
1998

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                      UNITED SECURITY BANCORPORATION

SIGNATURES

Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 10, 1998

                         UNITED SECURITY BANCORPORATION

                         By:  /s/ Richard C. Emery
                         ------------------------------
                         Name:    Richard C. Emery
                         Title:   President and Chief
Executive Officer

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